AMENDMENT NO. 1

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SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 is made of the 2nd day of April, 2014 to the Sub-Advisory Agreement dated as of the 5th day of December, 2012 by and between MORGAN STANLEY AIP GP LP, a limited partnership organized under the laws of the State of Delaware (the “Adviser”), and MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED, a company incorporated under the laws of England (the “Local Manager”).

W I T N E S S E T H :

WHEREAS, the Adviser and the Local Manager entered into the Sub-Advisory Agreement referenced and described in the Preamble to this Amendment No. 1 (including, for the avoidance of doubt, Schedule A and the Annex (inclusive of all Schedules to the Annex) thereto, the “Agreement”) in order for the Local Manager to provide certain investment advisory services to the Adviser in connection with the operations of several investment companies sponsored and managed by the Adviser, registered under the U.S. Investment Company Act of 1940 (the “ICA”), and identified in Schedule A to the Agreement;

WHEREAS, the Adviser and the Local Manager desire to continue the arrangement set forth in the Agreement; and

WHEREAS, in recognition of the succession of the U.K. Financial Conduct Authority (the “FCA”) to the functions of the former and now abolished U.K. Financial Services Authority (the “FSA”) relevant to the Local Manager and the Agreement, the Adviser and the Local Manager hereby desire to amend the Agreement to replace references to the FSA with references to the FCA:

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Adviser and the Local Manager hereby agree to amend the Agreement as follows:

SECTION 1. Capitalized Terms. Capitalized terms used but not otherwise defined in this Amendment No. 1 to the Agreement (this “Amendment”) shall respectively bear the meanings ascribed to them in the Agreement.

SECTION 2. Amendment of Second Recital of Agreement. The second Recital of the Agreement is hereby amended by deleting the text “Financial Services Authority” and replacing it with “Financial Conduct Authority.”

SECTION 3. Amendment of Article I of Agreement. The third sentence of the first paragraph of Article I of the Agreement is hereby deleted in its entirety and replaced with the following text: “The Adviser and its affiliates shall for all purposes herein be deemed a Professional Client as defined under the rules and guidance promulgated by the Financial Conduct Authority in the FCA Handbook (hereinafter referred to as the “FCA Rules”).”

SECTION 4. Amendment of Article IV of Agreement. The fourth paragraph of Article IV of the Agreement is hereby deleted in its entirety and replaced with the following text: “Nothing in this Agreement will exclude or restrict any liability which the Local Manager has under the Financial Services and Markets Act 2000 or the FCA Rules in relation to the Adviser and which may not be excluded or restricted thereunder.”

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SECTION 5. Amendment of Section 1 of Annex to Agreement. The paragraph following the heading for Section 1 of the Annex to the Agreement is hereby deleted in its entirety and replaced with the following text: “The Local Manager is authorized and regulated by the Financial Conduct Authority (the “FCA”), the U.K. supervisory authority whose registered office is at 25 The North Colonnade, Canary Wharf, London, United Kingdom E14 5HS.”

SECTION 6. Conforming Amendments. Every other remaining reference in the Agreement to the “FSA Rules” is hereby deleted and replaced with a reference to the “FCA Rules,” and every other remaining reference in the Agreement to the “FSA” is hereby deleted and replaced with a reference to the “FCA.”

SECTION 7. Full Force and Effect. This Amendment shall be considered to have taken effect as of the 1st day of April 2013. Other than as specifically set forth in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement after the effective date of this Amendment shall automatically be deemed to include this Amendment, and, accordingly, without limiting the generality of this sentence, it is understood and agreed that the defined term “Agreement” includes, collectively, the Agreement and this Amendment.

SECTION 8. Governing Law. The terms and provisions of this Amendment are governed by, and are to be construed in accordance with, the laws of the State of New York (without regard to the conflict-of-laws provisions or doctrines thereof) and the applicable provisions of the ICA, and, to the extent that such applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the ICA, the latter shall control.

SECTION 9. Headings. The headings in this Amendment are included for convenience of reference only and in no way define or delimit any of the provisions of this Amendment or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

MORGAN STANLEY AIP GP LP		MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED
By:	Morgan Stanley Alternative Investments LLC, its general partner
		By:	/s/ Lodewijk van Setten
By:	/s/ Matthew Graver		Name: Lodewijk van Setten
	Name: Matthew Graver		Title: Director
Title: Managing Director

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